Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, and the related prospectus, of Indaptus Therapeutics, Inc. of our report dated March 18, 2022, relating to the consolidated financial statements of Indaptus Therapeutics, Inc. as of and for each of the years ended December 31, 2021 and 2020, appearing in the Annual Report on Form 10-K of Indaptus Therapeutics, Inc. for the fiscal year ended December 31, 2021.

We also consent to the reference to us under the heading “Experts” in the related prospectus.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
December 23, 2022